Exhibit D

Execution Copy

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment”), is entered into as of October 25, 2012 by and between Glory Investments A Limited, a Mauritius public company limited by shares (the “Initial Investor”), Glory Investments B Limited, a Mauritius public company limited by shares (“Investments B”), Glory Investments IV Limited, a Mauritius private company limited by shares (the “Investments IV”), Glory Investments IV-B Limited, a Mauritius private company limited by shares (the “Investments IV-B”), RGIP, LLC, a Delaware limited liability company ( “RGIP” and collectively with Investments B, Investments IV and Investments IV-B, the “Glory Assignees”) and Twickenham Investment Private Limited, a private company limited by shares organized under the laws of the Republic of Singapore (“GIC” and collectively with the Glory Assignees, the “Assignees”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Share Purchase Agreement (as defined below).

WHEREAS, the Initial Investor is party to that certain Share Purchase Agreement dated August 1, 2012 (as such agreement has been or may be amended or modified pursuant to the terms thereof, the “Share Purchase Agreement”), by and among the Initial Investor and each of the shareholders of the Company listed on Exhibit A and Exhibit B thereto (the “Sellers”);

WHEREAS, in connection with the execution of the Share Purchase Agreement, the Initial Investor and Sellers entered into that certain Letter Agreement (the “Letter Agreement”), dated August 1, 2012, setting forth certain indemnification procedures;

WHEREAS, pursuant to Section 5.07 of the Share Purchase Agreement and Section 3(c) of the Letter Agreement, the Buyer desires to assign to each Assignee the Initial Investor’s right to purchase the number of Company Common Shares as set forth opposite such Assignee’s name on Exhibit A hereto, together with all of the Initial Investor’s rights under the Share Purchase Agreement and the Letter Agreement associated with the purchase of such Company Common Shares by such Assignee (including without limitation the Initial Investor’s right to indemnification under Section 4.02 of the Share Purchase Agreement in connection with the purchase of such Company Common Shares);

WHEREAS, for the avoidance of doubt, the Initial Investor shall retain the right to purchase 16,022,978.00 Company Common Shares, together with all of the Initial Investor’s rights under the Share Purchase Agreement and the Letter Agreement associated with the purchase of such Company Common Shares by the Initial Investor (including without limitation the Initial Investor’s right to indemnification under Section 4.02 of the Share Purchase Agreement in connection with the purchase of such Company Common Shares); and

WHEREAS, each Assignee is a Permitted Transferee of the Initial Investor;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment. Pursuant to Section 5.07 of the Share Purchase Agreement, the Initial Investor hereby assigns to each Assignee at the Closing the Initial Investor’s right to purchase the number of Company Common Shares as set forth opposite such Assignee’s name on Exhibit A hereto, together with all of the Initial Investor’s rights under the Share Purchase Agreement and the Letter Agreement associated with the purchase of such Company Common Shares by such Assignee (including without limitation the Initial Investor’s right to indemnification under Section 4.02 of the Share Purchase Agreement in connection with the purchase of such Company Common Shares) (the rights assigned to each Assignee, such Assignee’s “Assigned Rights”).

2. Assumption of Right to Purchase. Each Assignees hereby accepts at the Closing its Assigned Rights and hereby agrees to purchase, acquire and accept from the Sellers at the Closing the number of Company Common Shares as set forth opposite such Assignee’s name on Exhibit A hereto upon the terms and conditions set forth in this Assignment and the Share Purchase Agreement.

3. Retention of Rights by the Initial Investor. For the avoidance of doubt, the Initial Investor retains the right to purchase 16,022,978.00 Company Common Shares upon the terms and conditions set forth in the Share Purchase Agreement, together with all of the Initial Investor’s rights under the Share Purchase Agreement and the Letter Agreement associated with the purchase of such Company Common Shares by the Initial Investor (including without limitation the Initial Investor’s right to indemnification under Section 4.02 of the Share Purchase Agreement in connection with the purchase of such Company Common Shares).

4. Power of Attorney. Each Assignee hereby acknowledges and agrees that (i) such Assignee has granted, pursuant to the Investor Agreement, dated as of the date hereof, by and among the parties hereto (as the same may be amended, modified or supplemented from time to time, the “Investor Agreement”), the Investors’ Representative a power of attorney to exercise each of its Assigned Rights (other than the right to purchase the number of Company Common Shares set forth opposite such Assignee’s name on Exhibit A hereto) on behalf of such Assignee, subject to and in accordance with the terms of the Investor Agreement, and (ii) such Assignee may not exercise any of its Assigned Rights (other than the right to purchase the number of Company Common Shares set forth opposite such Assignee’s name on Exhibit A hereto) on its own behalf without the prior written consent of the Investors’ Representative (as defined in the Investor Agreement) for so long as such power of attorney remains in effect.

5. Miscellaneous.

(a) Cooperation. The Assignees, upon the terms and subject to the conditions set forth in this Assignment and the Share Purchase Agreement, agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable all actions contemplated by this Assignment and the Share Purchase Agreement.

(b) Assignment; Amendment. Neither this Assignment nor any of the rights, interests or obligations under this Assignment shall be assigned, in whole or in part, by operation of law or otherwise by any of the Assignees without the prior written consent of the Initial Investor and the Investors’ Representative. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Assignment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Assignment and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the Initial Investor, the Investors’ Representative and any Assignee whose rights or obligations hereunder are thereby being changed, amended, waived, terminated, augmented, rescinded or discharged. The failure of any party to this Assignment to assert any of its rights under this Assignment or otherwise shall not constitute a waiver of such rights.

(c) Counterparts. This Assignment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(d) Notices. All notices, requests, claims, demands and other communications under this Assignment shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by E-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses specified in Section 9.2 of the Investor Agreement (or at such other address for a party as shall be specified by like notice).

(e) Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

(f) Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Assignment were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Assignment and to enforce specifically the performance of the terms and provisions of this Assignment, in each case in any court referred to in Section 5(g) hereof, without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Assignment and, without such right, none of the parties would have entered into this Assignment.

(g) Jurisdiction. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom), for the purpose of any Action arising out of or relating to this Assignment or the actions of any party hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereby irrevocably agrees that all claims with respect to such Action may be heard and determined exclusively in any such court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom) in the event any Action arises out of this Assignment, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Action arising out of or relating to this Assignment, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 9.2 of the Investor Agreement (provided that nothing in this Section 5(g) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Action relating to this Assignment in any court other than the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom). Notwithstanding the foregoing, the parties hereto agree that a final trial court judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(h) Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Assignment or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 5(h).

(i) Severability. If any term or other provision of this Assignment is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Assignment shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Assignment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(j) No Third Party Beneficiaries. This Assignment is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any Person other than the parties to this Assignment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Assignment has been executed by the parties hereto as of the date first above written.

Initial Investor:

GLORY INVESTMENTS A LIMITED

By:	/s/ Xie Fei Pang Wong Lin
	Name:	Xie Fei Pang Wong Lin
	Title:	Director

Assignees:

GLORY INVESTMENTS B LIMITED

By:	/s/ Xie Fei Pang Wong Lin
	Name:	Xie Fei Pang Wong Lin
	Title:	Director

GLORY INVESTMENTS IV LIMITED

By:	/s/ Xie Fei Pang Wong Lin
	Name:	Xie Fei Pang Wong Lin
	Title:	Director

GLORY INVESTMENTS IV-B LIMITED

By:	/s/ Xie Fei Pang Wong Lin
	Name:	Xie Fei Pang Wong Lin
	Title:	Director

RGIP, LLC

[Assignment Agreement Signature Page]

By:	/s/ Ann L. Milner
	Name:	Ann L. Milner
	Title:	Managing Member

TWICKENHAM INVESTMENT PRIVATE LIMITED

By:	/s/ Pankaj Sood
	Name:	Pankaj Sood
	Title:	Authorized Signatory

[Assignment Agreement Signature Page]

Exhibit A

Assignee	Company Common Shares
Glory Investments B Limited	39,508,656.00
Glory Investments IV Limited	1,865,184.00
Glory Investments IV-B Limited	140,446.00
RGIP, LLC	50,812.00
Twickenham Investment Private Limited	10,162,602.00